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                                                                    Exhibit 99.2

                        LUCILLE FARMS FILES ANNUAL REPORT





         Montville, N.J. - August 4, 2003 - Lucille Farms, Inc. (LUCY-NASDAQ) reported that the Company filed its annual report on Form 10-K for its year ended March 31, 2003. In a press release issued on July 16, 2003, the Company reported that it had delayed the filing of its annual report on Form 10-K due to the failure to obtain on a timely basis a waiver of a default in the debt service ratio covenant contained in its USDA guaranteed 20-year term loan with First International Bank (UPS Capital Business Credit) (the "Bank"). Said waiver has now been obtained from the Bank.

         Lucille Farms, Inc. is engaged in the manufacture, processing, shredding and marketing of low moisture mozzarella cheese and the shredding of other cheese and cheese blends. Also, utilizing proprietary formulas and processes, the Company has developed a line of mozzarella type cheese products, which include reduced fat, non-fat and low moisture products. The company also sells whey, which is a by-product of its cheese making operation. The Company's low moisture mozzarella and mozzarella type cheese products are manufactured in the Company's USDA approved production facility in Swanton, Vermont and are made of natural ingredients.